Exhibit 99.2

Company Participants

K. Brian Cox - CEO & Director

Chelsea Pullano - Interim Chief Financial Officer

Conference Call Participants

Valter Pinto - Kanan, Corbin, Schupak & Aronow, Inc.

Edward Woo - Ascendiant Capital Markets LLC, Research Division

Presentation

Operator

Greetings. Welcome to the SurgePays Fourth Quarter 2025 Earnings Conference Call. [Operator Instructions] Please note, this conference is being recorded.

I will now turn the conference over to your host, Valter Pinto, Investor Relations at SurgePays. You may begin.

Valter Pinto

Kanan, Corbin, Schupak & Aronow, Inc.

Thank you, operator, and good afternoon, everyone. Welcome to the SurgePays 2025 Fourth Quarter and Full Year Financial Results Conference Call. Today’s date is April 14, 2026. And on the call today from the company are Brian Cox, President and CEO; and Chelsea Pullano, Interim Chief Financial Officer.

Before we begin, I’d like to remind everyone that this call may contain forward-looking statements as they are defined under the Private Securities Litigation Reform Act of 1995. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements.

For a discussion of such risks and uncertainties, please see SurgePays’ most recent filings with the SEC. All forward-looking statements made today reflect our current expectations only, and we undertake no obligation to update any statements to reflect the events that occur after this call.

Copies of today’s press release are accessible on SurgePays’ Investor Relations website, ir.surgepays.com. And SurgePays’ Form 10-K for the year ended December 31, 2025, will also be available on SurgePays’ Investor Relations website.

And now I’d like to turn the call over to President and CEO, Brian Cox.

K. Brian Cox

CEO & Director

Thank you, Valter. Good afternoon, everyone, and thank you for joining us. Today, I will walk through our 2025 performance and what we proved operationally and how that directly translates into our outlook for 2026.

For the full year 2025, we generated approximately $57 million in revenue, including $16.2 million in the fourth quarter. As you review our results, it’s important to understand the progression of the year. We saw steady growth from Q1 through Q3, with revenue increasing from approximately $10.6 million in Q1 to $11.5 million in Q2 and then reaching $18.7 million in Q3. That third quarter was an inflection point that demonstrated the scalability of our platform when capital is deployed into subscriber growth.

Q4 of 2025 is best understood in the context of what we demonstrated in Q3. In Q3, we deployed capital into subscriber acquisition and saw a clear step-function and increase in revenue. That quarter proved the scalability of our model when capital is applied.

In Q4, we made the decision to pull back on that level of spend and focus on capital discipline and efficiency. As a result, revenue in Q4 declined sequentially from Q3 but remained significantly higher than Q4 of 2024. That is the key point. We proved we can scale, and we demonstrated discipline in how we manage that growth. Just as importantly, Q4 included items that are not indicative of our current operating run rate, including legal and certain noncash expenses.

For the full year, total general and administrative expense declined to approximately $20.1 million from $27.5 million in 2024. That reduction reflects the cost actions we began taking as we exited the ACP period and repositioned the business.

At the same time, we continued to invest in the core infrastructure of the business, including our retail distribution network, our wireless platform and our digital acquisition capabilities. Today, we are not reliant on a single subsidized program. We have multiple revenue channels, including government-subsidized wireless, LinkUp Mobile prepaid, wholesale MVNE relationships and our point-of-sale fintech and data platforms. We believe that diversification fundamentally changes the quality and durability of our revenue. We are not demand constrained. We are capital disciplined. This leads directly into how we are thinking about 2026.

Many of our investors remember what occurred during the ACP period. We leveraged existing capital relationships to fund subscriber acquisition, and the result was revenue growth and meaningful stock appreciation. We are now executing a similar strategy but with a materially stronger foundation. We have multiple independent revenue streams. We have an established retail footprint of more than 9,000 locations. We have a customer acquisition engine through ProgramBenefits.com, and we have additional monetization layers, including wholesale and in-store media platforms. That combination should allow us to deploy capital into growth while also improving the underlying economics of the business.

Turning to the balance sheet. We ended 2025 with approximately $1.7 million in cash. Since year-end, we have taken additional actions to reduce our operating expense base and improve efficiency across the organization. Based on actions already taken, we estimate our current monthly cash burn at the end of Q1 2026 to be approximately $250,000 to $300,000. This is a meaningful shift from the cost structure exiting 2025 and reflects an even more disciplined operating model as we move forward in 2026.

The key takeaway is this. We have already demonstrated that when we deploy capital, we can scale revenue quickly. Now we are combining that capability with a more efficient cost structure and multiple revenue streams. We believe that positions us to drive growth in a more controlled and repeatable way.

With that, I will turn the call over to Chelsea to walk through the financials in more detail.

Chelsea Pullano

Interim Chief Financial Officer

Thank you, Brian, and good afternoon, everyone. I’m honored to step into the role of Interim Chief Financial Officer at such an important time for SurgePays. I want to thank Brian and the Board for their confidence. I’m excited about the opportunity to help support the company’s next phase of growth by strengthening financial discipline, improving transparency and helping drive our path towards profitability.

Now turning to the results. For the year ended December 31, 2025, total revenue was approximately $57 million compared to $60.9 million in 2024. The decrease was primarily driven by the expected decline in subsidized revenue following the expiration of the Affordable Connectivity Program in mid-2024.

Despite that, we saw strong performance in our point-of-sale and Prepaid Services segment, which increased by approximately $26.1 million year-over-year, partially offsetting the decline in MVNO revenue.

Cost of revenue for 2025 was approximately $67.6 million compared to $75.2 million in 2024. Gross loss improved to $10.6 million compared to $14.3 million in the prior year.

We expect continued improvement in gross margins as we scale higher-margin revenue streams and benefit from the cost structure already put in place.

Selling, general and administrative expense, excluding depreciation and amortization, declined to approximately $19.2 million from $26.3 million in 2024. This reflects reductions across multiple expense categories, including compensation, professional services and contractor expenses.

Net loss from operations was approximately $30.7 million compared to $41.8 million in 2024, representing a significant improvement year-over-year.

Net cash used in operating activities was approximately $21.3 million for 2025, reflecting the transition period following the end of ACP and the investments made to reposition the business.

Net cash provided by financing activities was approximately $10.5 million, primarily from the use of our at-the-market facility and additional capital raises during the year.

As Brian mentioned, we’ve taken meaningful actions since year-end to reduce our operating expenses, and we are seeing those improvements reflected in our current run rate as we move through the first quarter of 2026. It’s important to note that in the fourth quarter, our SG&A included approximately $2.3 million of nonrecurring expenses, including legal costs and noncash items, which are not indicative of our ongoing operating expense run rate.

At December 31, 2025, we had a working capital deficit of approximately $16.2 million compared to a surplus of $11.8 million at the end of 2024. This reflects a shift in the business following the expiration of ACP and the timing of liabilities and capital deployment.

We continue to actively manage our liquidity and capital structure with a focus on supporting growth initiatives while maintaining financial discipline. Overall, 2025 was a transition year for the company. We repositioned the business, reduced operating expenses and established the foundation for a more diversified and scalable model. As we move into 2026, our focus is on executing against that foundation, improving margins and driving growth across our core revenue channels.

I will now turn the call back to Brian for closing remarks.

K. Brian Cox

CEO & Director

Appreciate it, Chelsea. I want to close with this. 2025 was about proving the model and resetting the foundation of the business. We demonstrated that when we deploy capital, we can scale revenue quickly. We also made the necessary adjustments to operate more efficiently and build a more durable business.

We are now moving forward in 2026 with multiple revenue streams, a significantly improved cost structure and a clear path to growth. We understand the market’s concerns around capital and execution. Our focus is on showing, not telling. You will see that in how we manage expenses, how we deploy capital and how we grow the business. We believe we are positioned to execute, and we look forward to updating you on our progress throughout the year.

Thank you for your time and continued support. I will now pass it back to the operator for questions.

Question-and-Answer Session

Operator

[Operator Instructions] Our first question comes from Ed Woo with Ascendiant Capital.

Edward Woo

Ascendiant Capital Markets LLC, Research Division

Congratulations on all the progress, Brian. I had a question. I know you’re not giving out guidance, but what should we be most excited about of the various products you have that’s going to be the biggest driver for revenue this year?

K. Brian Cox

CEO & Director

Ed, thanks for the question. I think as we look forward, interestingly enough, we’ve got the subsidized wireless. We’ve got LinkUp Mobile, and we’ve got some other kind of exciting things we’ve talked about that are going to start showing up on the financials.

If you had to pin me down right now, LinkUp Mobile is doing really well. Starting an MVNO, a prepaid wireless company from scratch, the team has done a phenomenal job. It’s definitely a grind getting traction in the market. And keep in mind that while some of that is sold online, the majority of it is sold through dealerships and setting up relationships with dealers and sending out point-of-sale materials, getting SIM cards, training folks and then that store has your product and usually, let’s say, 3 other prepaid companies as well. So that’s a big deal for us, and it’s staying power, and that’s cash flow. And I think that’s going to be the one that you’ll start seeing some pretty significant numbers off of.

And there’s some — I think we’ve got some pretty exciting news coming up with LinkUp Mobile that I wish we had crossed a couple of thresholds before today, so we can talk about it today, but it will give us something to talk about in the upcoming months.

Edward Woo

Ascendiant Capital Markets LLC, Research Division

Great. And one last question I have is, you guys, like I said, serve the underserved markets through your convenience store operators. What are you hearing from these operators in terms of the economy is how are their customers? Are they doing better? Are they worse? Are they open to new products, et cetera?

K. Brian Cox

CEO & Director

I love this question. As you know, most of the folks on our team have been in this prepaid subprime, underserved, underbanked. There’s a lot of words for it, and there’s different scopes. The largest scope would be the subprime market. But our market at a time of where things are difficult and may be more expensive in the economy as they say, too much month, not enough check, there’s always going to be a segment on the lower end of that socioeconomic that’s not really affected. They’re already lower income. It doesn’t really hit them as much.

I mean when certain things — your essential services are taken care of by the government, you’re kind of below the water break line. If you think about the ocean where waves are crashing, the ups and downs, you’re a little bit below that break line.

But what’s interesting as we’ve expanded the scope of our company and our target market into the subprime market, we do push up into people that do spend money that do have money that don’t specifically rely on the government who are getting squeezed. And I think what we’re seeing, the ebbs and flows of all the folks on our team that we talk about this often, 20 years we’ve been doing this. And when times in the economy get a little difficult, that’s when people take a step back and are more aware of their spending, more aware of value.

So we’ve always done the best and had our best runs when things in the economy were tough because that’s when people will listen to you if you’re offering a better value. Otherwise, it’s just a rut in the road, I’m going to pay $40 a month for my wireless service because that’s just what I do and I just pay it and I do it 2 20s on the countertop, boom. But when things are tough and putting 2 20s on the countertop at the convenience store kind of pulls a little bit more for me. It feels a little heavier when I lay it down. Well, then if I look over and say, “Hey, wait a minute, I got a company here that will give me the exact same thing for $30. What is that? Well, tell me about LinkUp.”

So I think that it’s actually an opportunity for us, and it opens people’s eyes. They’re looking up. They’re aware of their finances. They’re aware of other value. So — and we look to capitalize on that. We never wish ill on the economy. But historically, we’ve done our best and had our best runs when there’s — I don’t want to say blood on the street, that’s not accurate, but when the economy is going through a difficult time.

Operator

[Operator Instructions] We have reached the end of the question-and-answer session. This concludes today’s conference, and you may disconnect your lines at this time. Thank you for your participation.